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                    AMENDMENT TO FUND PARTICIPATION AGREEMENT

        This Amendment to the Fund Participation Agreement ("Agreement") dated July 1, 1996, as amended, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust") and G.E. Life and Annuity Assurance Company (formerly The Life Insurance Company of Virginia), a Virginia life insurance company (the "Company") is effective as of January 1, 2004.

                                    AMENDMENT

        For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

        Section 2.3 of this Agreement shall be deleted in its entirety and is replaced with the following:

        2.3 The Trust or its investment adviser shall bear the costs of printing the Trust's prospectus and shareholder reports to owners of policies for which the Trust is serving as an investment vehicle. The Company shall bear the costs of distributing such prospectuses and reports and for printing such prospectuses and reports for applicants for policies. The Company shall be responsible for printing and distributing statements of additional information and other shareholder communications to policy owners and applicants. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

        All other terms of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

G.E. LIFE AND ANNUITY
ASSURANCE COMPANY

By:    /s/Geoffrey S. Stiff
   -------------------------------
Name:  Geoffrey S. Stiff
Title: Senior Vice President

JANUS ASPEN SERIES

By:    /s/Bonnie M. Howe
   -------------------------------
Name:  Bonnie M. Howe
Title: Vice President